UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 1, 2008, the Company completed the previously announced acquisition of AIX Holdings, Inc., a Delaware corporation (“AIX”), pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated August 5, 2008, among the Company, AIX, all of the stockholders of AIX (the “Sellers”) and Fund Management Services, LLC, as the seller representative thereunder. The Company acquired from the Sellers all of the capital stock of AIX in an all-cash transaction. The aggregate purchase price paid by the Company in connection with this transaction was approximately $100 million, subject to various terms and conditions. This transaction is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

AIX, through its insurance subsidiaries Nova Casualty Company, a New York insurance company, and AIX Specialty Insurance Company, a Delaware insurance company, underwrites specialty property and casualty insurance program business utilizing alternative risk transfer techniques, and AIX’s other subsidiaries manage, place and provide support for such insurance business. AIX generated approximately $85 million in gross written premiums in 2007.

On December 1, 2008, the Company issued the following press release: “The Hanover Insurance Group, Inc. Completes Acquisition of AIX Holdings, Inc.”. The press release is furnished as Exhibit 99.1 to this Current Report and is hereby incorporated by reference in this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibits are furnished herewith:

Exhibit 99.1	Press Release, dated December 1, 2008, announcing: “The Hanover Insurance Group, Inc. Completes Acquisition of AIX Holdings, Inc.”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.

(Registrant)

Date: December 3, 2008	By:	/s/ J. Kendall Huber
J. Kendall Huber
Senior Vice President, General
Counsel and Asst. Secretary

3

Exhibit Index

Exhibit 99.1	Press Release, dated December 1, 2008, announcing: “The Hanover Insurance Group, Inc. Completes Acquisition of AIX Holdings, Inc.”.

4